Exhibit 99.1

Amended and Restated Share Exchange Agreement

by and between

Kinder Holding Corp.

and

Intiva BioPharma Inc.

Dated as of October 13, 2017

This AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT, dated as of October 13, 2017 (this “Agreement”) is between Kinder Holding Corp., a Delaware corporation with offices located at 2275 Huntington Drive, Suite 851, San Marino, CA 91108, on the one hand (the “Company”) and Intiva BioPharma Inc., a Colorado corporation with offices located at 3773 Cherry Creek N. Drive, Suite 575, Denver CO 80209, on the other hand (“BioPharma”). The Company and BioPharma are sometimes referred to individually, as a “Party” and collectively, as the “Parties.”

Recital:

WHEREAS, the Parties hereto agree that it is their intention that BioPharma become a wholly-owned subsidiary of the Company through the exchange by the shareholders of BioPharma (the “BioPharma Shareholders”) of all outstanding shares of common stock of BioPharma (the “BioPharma Shares”) in consideration for the issuance by the Company of a total of 255,856,272 shares of the Company’s common stock, $0.0001 (the “Shares”), which amount is prior to the implementation following the Closing, as defined below, of a 1-for-6 reverse stock split to be implemented after the closing (the “Reverse Stock Split”) as set forth in Section 2.2 below; and

WHEREAS, the Parties acknowledge and agree that on June 26, 2017, in contemplation of the execution and delivery of a share exchange agreement between the Company and BioPharma, the Company filed a Form 8-K with United States Securities and Exchange Commission (the “SEC”) reporting that the control persons of the Company had effected a change in control transaction pursuant to which a principal shareholder of BioPharma acquired a total of 20,000,000 Shares from the Company’s two principal shareholders; and

WHEREAS, the Parties have agreed that in connection with the closing, the 20,000,000 Shares issued in the change in control transaction shall be cancelled; and

WHEREAS, the Parties acknowledge and agree that at the date of this Agreement, the Company does not have a sufficient number of authorized but unissued Shares to issue all of the 255,856,272 pre-Reverse Stock Split Shares required under this Agreement and, as a result, the Parties have agreed to conduct the closing of this Agreement (the “Closing”), pursuant to the terms set forth in Sections 1.1 and 2.1 below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
THE SHARES AND THE EXCHANGE
Section 1.1          The Share Exchange and Issuance. The Parties agree that upon the Closing, which Closing shall occur upon the execution and delivery of this Agreement, the Company shall issue to the BioPharma Shareholders a total of 94,889,808 Shares, representing the remaining authorized but unissued Shares and the BioPharma Shareholders shall transfer their BioPharma Shares to the Company.  The Company shall then be obligated, within four (4) business days of the Closing, to file with the United States Securities and Exchange Commission (the “SEC”) a Form 8-K containing “full Form 10 disclosure” as set  forth below. The Parties further agree that within fifteen (15) business days following the Closing, the Company shall file with the SEC an Information Statement on Schedule 14C, as set forth in Section 2.2 below (the “Information Statement”), for among other purposes, increasing the number of authorized Shares in order for the Company to fulfill its obligation to issue to the BioPharma Shareholders the requisite number of Shares provided in this Agreement, on a post-Reverse Stock Split basis.

      Section 1.2          The BioPharma Shares and Warrants. The Parties acknowledge and agree that at the date of this Agreement, BioPharma has issued and outstanding BioPharma Shares and warrants exercisable to purchase BioPharma Shares.

      Section 1.3          BioPharma undertakes to deliver to the Company a schedule of the issued and outstanding BioPharma Shares and BioPharma Warrants not less than two (2) business days prior to the Closing.

Section 1.4           Upon the Closing, the Company undertakes to issue and grant to the holders of the BioPharma Warrants common stock purchase warrants exercisable to purchase Shares of the Company’s common stock based on the same ratio used to determine the number of Shares to be issued to BioPharma Shareholders, subject only to the implementation of the Corporate Actions defined and set forth in Section 2.2 below.

Section 1.5           Reporting of Share Exchange.  For federal, state, and local income tax return reporting purposes, all parties agree to treat this Agreement and each action contemplated by this Agreement as a nontaxable exchange under Section 368 of the Internal Revenue Code.  For federal, state, and local income tax return reporting purposes, all parties agree to treat this Agreement and each action contemplated by this Agreement as a nontaxable exchange under Section 368 of the Internal Revenue Code.

Section 1.6           Board of Directors of the Company.  Simultaneously at Closing, Ivo Heiden, one of the two existing directors of the Company, shall resign as an officer and director of the Company and the control persons of BioPharma and the remaining director shall make such appointments to serves as the Company’s new executive officers and directors as they shall determine.

ARTICLE II
THE CLOSING
Section 2.1           The Closing.          The Parties shall take the actions set forth in Section 1.1 above.

Section 2.2           Conditions Subsequent to Closing.
A.          As soon as practicable following the Closing, the Company undertakes to implement certain corporate actions by the filing with the SEC of an Information Statement based upon the Joint Written Consent of the Company's Board of Directors and Majority Consenting Stockholders (the Joint Consent") and file with the State of Delaware, a Certificate of Amendment to the Company’s Certificate of Incorporation to:
(i)            implement a one for six (1:6) reverse stock split (the "Reverse Split") of the Company's 100,000,000 issued and outstanding Shares;
(ii)           increase the number of authorized Shares of Common Stock from 100,000,000 Shares to 200,000,000 Shares (the “Authorized Share Increase”); and
(iii)         change the name of the Company to a name determined by the Company’s newly constituted Board of Directors; and
(iv)          take such other corporate actions as the Board of Directors may determine.
The foregoing are referred to collectively, as the “Corporate Actions.” The Company further undertakes to file as soon as reasonably practicable after the SEC has cleared comments, if any, with respect to the Information Statement, to make application to FINRA to approve the Corporate Actions.
B.          The Company also agrees that as soon as reasonably practicable after the SEC clears comments, if any, on the Form 8-K containing full Form 10 disclosure, the Company will file a registration statement on Form S-1 for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”) a number of Post-Reverse Stock Split Shares, including all of the 400,000 Post-Reverse Split Shares issued to Ivo Heiden and Securities Compliance Corp., the former control persons of the Company~~,~~ plus a number of additional Post Reverse Split Shares issued to the BioPharma Shareholders in an amount to be determined and subject to certain conditions as the Company’s Board of Directors shall reasonably determine.

Section 2.3          The foregoing are referred to collectively, as the “Corporate Actions,” which shall be implemented by filing the Information Statement on or about the date of the filing of the Registration Statement with the SEC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants as of the date hereof that:
Section 3.1          Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2          Capitalization. The authorized capital stock of Company consists of 110,000,000 shares of  capital stock consisting of: (i) 100,000,000 Shares of Common Stock, par value $0.0001, having one vote per share, of which 22,710,192 Shares are issued and outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of preferred stock which may be issued in one or more series ("Preferred Stock"), no shares of which are issued or outstanding as of the date of this Agreement and the Board of Directors shall be authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof in accordance with the Company’s Bylaws.

Section 3.3          Validly Issued Shares. All of the issued and outstanding shares of Company capital stock have been duly authorized and validly issued and are fully-paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.4          Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 3.5          Board Approval. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares in compliance with the terms of this Agreement, have been adopted, approved and declared advisable by the Board of Directors of the Company in accordance with the provisions of the laws of the State of Delaware and the Bylaws of the Company.

Section 3.6          Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Certificate of Incorporation or Bylaws of the Company.

Section 3.7          Exempt Transaction. The Parties understand that (i) as of the date of this Agreement, the Shares to be issued to the BioPharma Shareholders have not been registered under the Act or any state securities laws, based upon the exemption from registration under Rule 506 and Section 4(a)(2) promulgated by the SEC under the Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BIOPHARMA

BioPharma represents and warrants to the Company as of the date hereof that:

Section 4.1          Existence and Power. BioPharma is duly organized and validly existing under the laws of the State of Colorado and has all requisite power and authority to enter into and perform its obligations under this Agreement.
Section 4.2          Capitalization.  The authorized capital stock of BioPharma consists of 50,000,000 Shares of Common Stock, no par value, having one vote per share, of which of which 5,330,339 BioPharma Shares are issued and outstanding as of the date of this Agreement, including 266,666 vested BioPharma Shares issued/granted to BioPharma officers/directors, and 533,334 BioPharma Shares for which forfeiture restrictions lapse over a two-year period in equal quarterly tranches.

Section 4.3          Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of BioPharma, and this Agreement is a valid and binding obligation of BioPharma, enforceable against it in accordance with its terms.

Section 4.4          Valid Issuance. The BioPharma Shares have been duly authorized by all necessary corporate action. As of the date of this Agreement and the Closing, the BioPharma Shares are and will be validly issued, fully-paid and nonassessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.5          Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of BioPharma.

ARTICLE V
CONDITIONS TO SHARE EXCHANGE CLOSING

Section 5.1          Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the Parties hereunder to affect the share exchange transactions contemplated by this Agreement (the “Share Exchange”) shall be subject to the following conditions:
(a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect; and
(b) BioPharma shall have delivered to the Company audited financial statements of BioPharma, consolidated proforma financial statements and such information related to BioPharma so that the Company will have the requisite information necessary to file with the SEC the full Form 10 disclosure on Form 8-K within four (4) business days following the Closing.

ARTICLE VI
MISCELLANEOUS

Section 6.1          Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the Parties to this Agreement at the following address or to such other address either Party to this Agreement shall specify by notice to the other Party:
(a) if to Company, then to:

Kinder Holding Corp.
2275 Huntington Drive, Suite 851
San Marino, CA 91108
Attention: Ivo Heiden, CEO
email: iheiden@parkavenuegroup.us

with a copy to:

Office of Richard Rubin
40 Wall Street – 28th Floor
New York, NY 10005
Email: rrubin@parkavenuegroup.us

(b) if to BioPharma, then to:

Intiva BioPharma Inc.
3773 Cherry Creek N. Drive, Suite 575
Denver CO 80209
Attention: Jeffrey Friedland, CEO
email: jeffrey@intivainternational.com

Section 6.2          Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other Party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.3          Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and BioPharma. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4          Fees and Expenses. Each Party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 6.5          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 6.6          Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, the Parties, upon mutual written agreement, may agree to the State of Colorado or California in lieu of the State of New York.

Section 6.7          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.8          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 6.9          Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.10        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 6.11        Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the Parties hereto any rights or remedies hereunder.

Section 6.12        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Kinder Holding Corp.

/s/: Ivo Heiden
Ivo Heiden, CEO

Intiva Biopharma Inc.

/s/: Jeffrey Friedland
Jeffrey Friedland, CEO